Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (No. 333-164688 and 333-217047) on Form S-8 of our report dated March 15, 2023, with respect to the consolidated financial statements of Mistras Group, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Short Hills, New Jersey
March 15, 2023